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                                                                   EXHIBIT 10.12



                              KPMG CONSULTING, INC.


                            INVESTOR RIGHTS AGREEMENT


                                January 31, 2000





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                                TABLE OF CONTENTS

                                                                                                               Page


1.       Registration Rights......................................................................................1
         1.1.     Definitions.....................................................................................1
         1.2.     Request for Registration........................................................................2
         1.3.     Company Registration............................................................................4
         1.4.     Obligations of the Company......................................................................5
         1.5.     Furnish Information.............................................................................6
         1.6.     Expenses of Demand Registration.................................................................7
         1.7.     Expenses of Company Registration................................................................7
         1.8.     Underwriting Requirements.......................................................................7
         1.9.     Delay of Registration...........................................................................8
         1.10.    Indemnification.................................................................................8
         1.11.    Reports Under Securities Exchange Act of 1934..................................................10
         1.12.    Form S-3 Registration..........................................................................11
         1.13.    Assignment of Registration Rights..............................................................12
         1.14.    Limitations on Subsequent Registration Rights..................................................12
         1.15.    "Market Stand-Off" Agreement...................................................................13
         1.16.    Termination of Registration Rights.............................................................14

2.       Covenants of the Company................................................................................14
         2.1.     Delivery of Financial Statements; Inspection...................................................14
         2.2.     Right of First Offer...........................................................................15
         2.3.     Code Section 305...............................................................................17
         2.4.     Covenants......................................................................................17
         2.5.     Right of First Negotiation.....................................................................18
         2.6.     Termination....................................................................................21

3.       Board Agreements........................................................................................21
         3.1.     Agreement to Vote..............................................................................21
         3.2.     Board Size.....................................................................................21
         3.3.     Meetings of Board of Directors.................................................................21
         3.4.     Election of Directors..........................................................................21
         3.5.     Removal........................................................................................22
         3.6.     Specific Enforcement...........................................................................22
         3.7.     Term...........................................................................................22

4.       Right of First Refusal and Co-Sale......................................................................23
         4.1.     Definitions....................................................................................23
         4.2.     Right of First Refusal.........................................................................23
         4.3.     Right of Co-Sale...............................................................................24
         4.4.     Exceptions.....................................................................................25
         4.5.     Changes in Stock...............................................................................26
         4.6.     Termination....................................................................................26
         4.7.     Transfer of Rights.............................................................................26

5.       Standstill..............................................................................................26

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


6.       Miscellaneous...........................................................................................28
         6.1.     Successors and Assigns.........................................................................28
         6.2.     Governing Law..................................................................................28
         6.3.     Counterparts...................................................................................28
         6.4.     Titles and Subtitles...........................................................................28
         6.5.     Notices........................................................................................28
         6.6.     Expenses.......................................................................................29
         6.7.     Amendments and Waivers.........................................................................29
         6.8.     Severability...................................................................................29
         6.9.     Aggregation of Stock...........................................................................29
         6.10.    Entire Agreement; Amendment; Waiver............................................................29















                                       ii


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                          INVESTOR RIGHTS AGREEMENT

                  THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") is made as of January 31, 2000, by and among KPMG CONSULTING, INC., a Delaware corporation (the "Company"), KPMG LLP, a registered Delaware limited liability partnership ("KPMG"), and CISCO SYSTEMS, INC., a California corporation (the "Investor"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Series A Agreement described below.

                                    RECITALS

                  WHEREAS, the Company, KPMG and the Investor are parties to the Stock Purchase Agreement dated as of December 29, 1999 (the "Series A Agreement");

                  WHEREAS, in order to induce the Company and KPMG to enter into the Series A Agreement and to induce the Investor to invest funds in the Company pursuant to the Series A Agreement, the parties hereto hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register shares of Common Stock issuable to the Investor and certain other matters as set forth herein;

                  NOW, THEREFORE, the parties hereby agree as follows:

                  1. Registration Rights. The Company covenants and agrees as follows:

                       1.1.   Definitions. For purposes of this Section 1:

                              (a) The term "Act" means the Securities Act of 1933, as amended.

                              (b)   The term "Form S-3" means such form under
the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                              (c)   The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

                              (d)   The term "1934 Act" shall mean the
Securities Exchange Act of 1934, as amended.

                              (e)   The term "register", "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                              (f)   The term "Registrable Securities" means (i)
the Common Stock issuable or issued upon conversion of the Series A Preferred Stock and (ii) any Common Stock of








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the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 1 are not assigned.

                              (g)   The number of shares of "Registrable
Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible or exchangeable securities that are, Registrable Securities.

                              (h)   The term "SEC" shall mean the Securities and
Exchange Commission or any successor Governmental Entity performing similar functions under the Act.

                              (i)   The term "SEC Rule 145 Transaction" shall
mean an offer or sale of securities pursuant to a business combination of the type described in paragraphs (a)(1), (2), or (3) of Rule 145 under the Act.

                       1.2.   Request for Registration

                              (a)   If the Company shall receive at any time
after the earlier of (i) the first anniversary of the Closing Date under the Series A Agreement, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement under the Act relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar equity incentive plan or a SEC Rule 145 transaction), but in no event earlier than six (6) months prior to the expiration of the Restricted Period (as defined below), a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the offering and sale of Registrable Securities having a minimum aggregate offering price of not less than $50,000,000, then the Company shall, and KPMG shall cause (or, if it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to:

                              (i)   within ten (10) days of the receipt thereof,
give written notice of such request to all Holders; and

                              (ii)   file as soon as practicable, and in any
event within 60 days of the receipt of such request, a registration statement under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b).

                         (b)   If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request made pursuant to
Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). If the Company is then eligible to use Form S-3 for the









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registration of securities, the Initiating Holders may cause the registration effected pursuant to this Section 1.2 to be a shelf registration statement under SEC Rule 415 (or any applicable successor rule) if the request for a shelf registration is included as part of the request made pursuant to Section 1.2(a). The underwriter or underwriters will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Initiating Holders to be included in such underwriting shall not be reduced unless all other securities held by Holders who are not Initiating Holders are first entirely excluded from the underwriting.

                         (c)   Notwithstanding the foregoing, if the Company
shall furnish to Holders requesting a registration statement pursuant to this
Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company the filing of such registration statement or the use of the prospectuses contained in any such registration statement in offering securities would be seriously detrimental to the Company and its stockholders or would delay or result in the premature disclosure of any financing, merger, acquisition, divestiture or extraordinary corporate developments material to the Company and the filing of such registration statement should therefore be deferred or the use of such prospectuses should be suspended, the Company shall have the right to defer such filing or suspend the use of such prospectuses after receipt of the request of the Initiating Holders; provided, however, that the Company may not defer any filings or suspend the use of prospectuses hereunder for more than ninety (90) days in the aggregate in any twelve-month period; and provided, further, that the Company shall extend the period of effectiveness of any such suspended prospectus by the period of such suspension.

                         (d)   If the Company desires to sell securities for its
own account as part of a registration statement filed pursuant to Section 1.2(a), it shall so notify the Holders who shall have elected to participate in such offering. The Company shall be permitted to include securities for its own account as part of such offering as provided in this Section 1.2(d). If the total amount of securities, including Registrable Securities requested by Holders to be included in such offering, securities desired by the Company to be included in such offering, and securities requested







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by other stockholders exercising piggyback registration rights to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then before any reduction in the amount of Registrable Securities to be included in the offering, the amount of securities to be offered by the Company for its own account or by other stockholders exercising piggyback registration rights shall be reduced (first by reducing, pro rata among all such holders, the amount of securities to be offered by other stockholders exercising piggyback registration rights, and then by reducing the amount of securities to be offered by the Company for its own account) as the underwriters shall determine in their sole discretion will not jeopardize the success of the offering.

                         (e)   In addition, the Company shall not be obligated
to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                               (i)   After the Company has effected a total of
six (6) registrations pursuant to Sections 1.2 and 1.12 and such registrations have been declared or ordered effective (provided that any such registration under which Holders are not able to sell Registrable Securities following a suspension by the Company of the use of the prospectus therein shall not be included in determining the number of demand registrations available to the Holders);

                               (ii)   During the period starting with the date
thirty (30) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                               (iii)   If the Initiating Holders propose to
dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12; or

                               (iv)   if the Company has effected a registration
pursuant to this Section 1.2 or Section 1.12 within ninety (90) days.

                         (f)   KPMG and the Company shall use their best efforts
to execute and consummate a Qualified IPO (as defined in the Certificate of Designation) as soon as practicable.

                  1.3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders, whether pursuant to a contractual demand registration right, in combination with a primary issuance by the Company, or otherwise, a "Company Offering") any of its equity securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock option, stock purchase, or similar equity incentive plan), the Company shall, at such time, promptly give each Holder written notice of such registration, if such holder is then entitled to








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request a registration under the terms of this Agreement. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, but in no event earlier than six (6) months prior to the expiration of the Restricted Period, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4. Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, and KPMG shall cause (or, if it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to, as expeditiously as reasonably possible:

                         (a)   Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to sixty (60) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 60-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such effective registration at the request of an underwriter of Common Stock (or other securities) of the Company and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 60-day period shall be extended to a total of 180 days, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis;

                         (b)   Subject to Section 1.2(c), prepare and file with
the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                         (c)   Furnish to the Holders such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                         (d)   If registration or qualification is required to
effect the sale of the Registrable Securities under applicable law, use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction;

                         (e)   In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the







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managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

                         (f)   Subject to Section 1.2(c), notify each Holder of
Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                         (g)   Use its reasonable best efforts to cause all such
Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                         (h)   Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

                         (i)   Furnish, at the request of any Holder requesting
registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated such date and signed by the independent public accountants who have certified the Company's financial statements included in the Registration Statement; covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants' letter) with respect to the events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of issuer's counsel and in accountants' letters delivered to underwriters in connection with underwritten public offerings of securities, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, provided that the Holders shall have furnished to such independent certified public accountants any customary representations and certificates reasonably requested by them.

                  1.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities and any other information required to be disclosed by the Act and the rules and regulations promulgated thereunder or otherwise required to effect the registration of such Holder's Registrable Securities.










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                  1.6.   Expenses of Demand Registration. All expenses (other
than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2), including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (in an amount not to exceed $25,000), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of sixty-seven percent (67%) of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of sixty-seven percent (67%) of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company or KPMG of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

                  1.7. Expenses of Company Registration. The Company shall bear and pay all expenses (excluding underwriting discounts and commissions relating to Registrable Securities) incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder, and the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders (in an amount not to exceed $25,000) selected by them.

                  1.8. Underwriting Requirements. In connection with any Company Offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon among the Company, any other selling stockholders exercising demand registration rights in connection with such underwriting, and the underwriters selected for the underwriting (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the Company Offering, then the Company shall be required to include in the offering only that amount of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first to the Company and the selling stockholders whose securities are part of the Company Offering pursuant to a demand registration right, and then among the selling stockholders exercising piggyback registration rights according to the total amount of securities








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entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder who is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners, and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

                  1.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                         (a)   To the extent permitted by law, the Company will
indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law, or any rule or regulation promulgated under the Act, the 1934 Act, or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, or controlling person or based upon a Violation by any Holder or underwriter, as the case may be, under
(iii) above; and provided, further, that the indemnity agreement contained in this Section 1.10 with respect to any preliminary prospectus or final prospectus shall not inure to the benefit of any underwriter (or to the benefit of any person controlling such underwriter) on account of any such











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loss, claim, damage or liability arising from the sale of Registrable Securities to any person by such Holder, underwriter or controlling person if at or prior to the written confirmation of the sale of such Registrable Securities a copy of the final prospectus (or the final prospectus as amended or supplemented) was not sent or delivered to such person and the untrue statement or omission of a material fact contained in such preliminary prospectus or final prospectus was corrected in the final prospectus (or the final prospectus as amended or supplemented) and delivery of such final prospectus (or the final prospectus as amended or supplemented) would have eliminated any such loss, claim, damage or liability.

                         (b)   To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case only to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action, as incurred; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided that in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder; and provided, further, that the indemnity agreement contained in this Section 1.10 with respect to any preliminary prospectus or final prospectus shall not inure to the benefit of any underwriter (or to the benefit of any person controlling such underwriter) on account of any such loss, claim, damage or liability arising from the sale of Registrable Securities to any person by such underwriter or controlling person if at or prior to the written confirmation of the sale of such Registrable Securities a copy of the final prospectus (or the final prospectus as amended or supplemented) was not sent or delivered to such person and the untrue statement or omission of a material fact contained in such preliminary prospectus or final prospectus was corrected in the final prospectus (or the final prospectus as amended or supplemented) and delivery of such final prospectus (or the final prospectus as amended or supplemented) would have eliminated any such loss, claim, damage or liability.

                         (c)   Promptly after receipt by an indemnified party
under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties who may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                         (d)   If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                         (e)   Notwithstanding the foregoing, to the extent that
the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                         (f)   The obligations of the Company and Holders under
this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                         (a)   make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                         (b)   take such action, including the voluntary
registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective under the Act;

                         (c)   file with the SEC in a timely manner all reports
and other documents required of the Company under the 1934 Act; and

                         (d)   furnish to any Holder, so long as the Holder owns
any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.12. Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, but in no event earlier than six (6) months prior to the expiration of the Restricted Period, the Company will:

                         (a)   promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                         (b)   as soon as practicable, effect such registration
and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate gross offering price to the public of less than $50,000,000; (iii) if the Company shall furnish to the Holders the certificate to the effect described in Section 1.2(c), in which event the Company shall have the right to defer the filing of the Form S-3 registration statement or the use of the related prospectus for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12 (provided, that the Company shall not utilize this right more than once in any twelve-(12) month period); (iv) if the Company has, within the ninety (90) day period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.12; (v) after the Company has effected a total of six (6) registrations pursuant to this Section 1.12 or Section 1.2 and such registrations have been declared or ordered effective; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification, or compliance. Any such Registrable Securities shall remain subject, to the extent applicable, to the standstill restrictions of Section 5.

                         (c)   Subject to the foregoing, the Company shall file
a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. If a majority in interest of the Holder or Holders requesting registration so elect, the Company shall cause such registration statement to be filed as a shelf registration pursuant to SEC Rule 415 (or any applicable successor rule) and keep such shelf registration effective for six (6) months. All expenses incurred in connection with any registrations requested pursuant to Section 1.12, including all registration, filing, qualification, printer's and accounting fees, and the fees and disbursements of counsel for the selling Holder or Holders (in an amount not to exceed $25,000) and counsel for the Company, but excluding any underwriters' discounts or commissions arising from the sale of the Registrable Securities thereunder, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall be counted as demands or requests for registration or registrations effected pursuant to Section 1.2.

                  1.13. Assignment of Registration Rights. If a transfer of Registrable Securities is permitted under Section 5, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations), in whole or in part, by a Holder to a transferee or assignee of at least 5% of the Registrable Securities outstanding immediately after the Closing, so long as (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.15.

                  1.14. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-seven percent (67%) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would be in conflict with the rights of the Holders under this Section 1 or that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such person's securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) if the Initiating Holders have delivered a request for registration pursuant to Section 1.2(a), to make a demand registration that could result in such registration statement being declared effective before the registration statement requested by the Initiating Holders or within one hundred twenty (120) days after the effective date of any registration effected pursuant to Section 1.2. The right of KPMG to demand registration of the Company's securities pursuant to the Registration Rights Agreement between KPMG and the Company (the "KPMG Registration Rights Agreement") shall not be limited by this
Section 1.14 if there is an Independence Conflict, as defined in the form of the KPMG Registration Rights Agreement attached to the Separation Agreement.

                  1.15. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the lock-up period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except to the extent that any Common Stock owned by such Holder is included in such registration; provided, however, that:

                         (a)   such agreement shall be applicable only to the
first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and any other registration effected pursuant to Section 1;

                         (b)   all executive officers and directors of the
Company (other than representatives of the Holder) and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

                         (c)   such market stand-off time period shall not
exceed one hundred eighty (180) days.

                  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                  Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

                  In addition, the Investor agrees to cooperate fully with the Company in helping the Company successfully complete a Qualified IPO at the earliest practicable time desired by the

Company, provided however that such cooperation shall not require any expenditure of funds other than de minimis or incidental expenses.

                  1.16.  Termination of Registration Rights.

                         (a)   No Holder shall be entitled to exercise any right
provided for in this Section 1 after seven (7) years following the consummation of a Qualified IPO.

                         (b)   In addition, the right of any Holder to request
registration or inclusion in any registration pursuant to Section 1 shall terminate on the date that all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may be sold under Rule 144 during any ninety-day period.

             2.   Covenants of the Company.

                  2.1. Delivery of Financial Statements; Inspection.

             The Company shall, and KPMG shall cause (or, if it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to, deliver to the each Holder who holds a number of shares of Series A Preferred Stock equal to at least ten percent (10%) of the amount of Registrable Securities outstanding immediately after the Closing under the Series A Agreement:

                  (a)   as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, an income statement and statement of cash flows for such fiscal year and a balance sheet of the Company and statement of stockholders' equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with United States generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing and reputation selected by the Company;

                  (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter, resource performance and utilization data (and management commentary) reasonably requested by the Holder and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable or exchangeable for shares of capital stock outstanding at the end of the period, the number of common shares of Common Stock issuable upon conversion (in the case of the Series A Preferred Stock, based on the Conversion Number, as defined in the Certificate of Designation) or exercise or exchange of any outstanding securities convertible or exercisable or exchangeable for shares of Common Stock and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company.

                         (c)   as soon as practicable after they become
available, budgets and operating plans and forecasts prepared by the Company in accordance with past practice and delivered to the Board of Directors of the Company;

                         (d)   together with the financial statements pursuant
to Section 2.1(b), an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the consolidated financial condition of the Company and its subsidiaries and their consolidated results of operation for the period specified, subject to normal and recurring year-end audit adjustments;

                         (e)   such other information relating to the financial
condition, business, prospects or corporate affairs of the Company as the Holder or any assignee of the Holder may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 2.1(e) or any other subsection of Section 2.1 to provide information that the Board of Directors of the Company deems in good faith to be a trade secret or similar confidential information;

                         (f)   The Company shall, and KPMG shall cause (or, if
it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to, permit each such Holder, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.1 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information. It shall be a condition precedent to the disclosure of any non-public information to a Holder pursuant to this Section 2.1 that such Holder shall have entered into a written confidentiality agreement with the Company, in a form reasonably satisfactory to the Company.

                  2.2 Right of First Offer. Subject to the terms and conditions specified in this Section 2.2, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future issuances and sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.2, a "Major Investor" shall mean a Holder who holds at least 5% of the Registrable Securities issued at the closing pursuant to the Series A Agreement.

             Each time the Company proposes to offer to sell any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class or series of its capital stock or other equity security ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

                         (a)   The Company shall deliver a notice by certified
mail ("Notice") to the Major Investors stating (i) its bona fide intention to offer to sell such Shares,

(ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                         (b)   Within fifteen (15) calendar days after receipt
of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or, based on the Conversion Number, issuable upon conversion of the Series A Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities). The Company shall promptly, in writing, inform each Major Investor who elects to purchase all the Shares available to it ("Fully Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10) days commencing after receipt of such information, each Fully Exercising Investor shall be entitled to obtain that portion of the Shares not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or, based on the Conversion Number, issuable upon conversion of Series A Preferred Stock then held, by such Fully Exercising Investor bears to the total number of shares of Common Stock issued and held, or, based on the Conversion Number, issuable upon conversion of the Series A Preferred Stock then held, by all Fully Exercising Investors who elect to purchase some of the unsubscribed shares.

                         (c)   If all Shares that Major Investors are entitled
to obtain pursuant to Section 2.2(b) are not elected to be obtained as provided in Section 2.2(b), during the sixty (60) days immediately following the expiration of the period provided in Section 2.2(b) the Company may offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be reinstated, and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                         (d)   The right of first offer in this Section 2.2
shall not be applicable (i) to the issuance or sale of, unless otherwise approved by the Board of Directors, up to 80,000,000 shares of Common Stock (or options to purchase Common Stock) issued to employees pursuant to the Company's stock-based employee benefits plans for the primary purpose of soliciting or retaining their employment, (ii) on or after the closing of a Qualified IPO or in connection with the issuance of any securities in any Qualified IPO, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof and described in the Disclosure Schedule, (iv) the issuance of shares of Common Stock to KPMG practice groups outside the United States in consideration for the acquisition of their consulting divisions or (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, in each case approved by the Board of Directors of the Company.

                         (e)   The right of first offer set forth in this
Section 2.2 may be assigned or transferred, in whole or in part, to the same extent as the registration rights provided in Section 1 may be assigned or transferred provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

                  2.3. Code Section 305. So long as any shares of Series A Preferred Stock remain outstanding, the Company will not and KPMG shall cause (or, if it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to not, without approval of holders of sixty-seven percent (67%) of the Series A Preferred Stock then outstanding, do any act or thing (except as may be required by law) that would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  2.4. Covenants. So long as not less than twenty percent (20%) of the Series A Shares are still outstanding, the Company agrees as follows:

                         (a)   The Company will promptly pay and discharge, or
cause to be paid and discharged, when due and payable, all lawful material taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof, and provided further, that the Company will pay all such material taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor; the Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other material indebtedness incident to the operations of the Company;

                         (b)   The Company will keep its properties and those of
its subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto, except for failures that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and the Company and its subsidiaries will at all times comply in all material respects with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

                         (c)   The Company will keep its assets and those of its
subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage to the extent deemed appropriate by its Board of Directors;

                         (d)   The Company will keep records and books of
account in which full, true, and correct entries in all material respects will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis;

                         (e)   The Company and all its subsidiaries shall duly
observe and conform in all material respects to all valid requirements of Governmental Entities relating to the conduct of their businesses or to their property or assets;

                         (f)   To the extent deemed appropriate by its Board of
Directors, the Company shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary;

                         (g)   The Company will retain independent public
accountants of recognized national standing and reputation who shall certify the Company's financial statements at the end of each fiscal year; in the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify the Holders and will request the firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services; in the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing; in its notice to the Holders the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof; and

                         (h)   The Company will use commercially reasonable
efforts to cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.

                  2.5.   Right of First Negotiation.

                         (a)   During the five (5) years following the closing
of the sale of the Series A Preferred Stock to the Investor, unless the Alliance Agreement shall have been terminated by the Company (and no other party) in accordance with its terms, if the Company or the Board of Directors of the Company (i) receives a bona fide offer or proposal in writing from a Specified Company for the acquisition of the Company or the Consulting Business by means of (A) a merger, consolidation or other business combination pursuant to which the stockholders of the Company immediately prior to the effective date of such transaction have beneficial ownership of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving or continuing entity immediately following such transaction, or (B) the sale of all or substantially all of the assets of the Company, or (ii) votes to initiate (x) a sale to any Specified Company of securities representing twenty-five percent (25%) or more of the total voting power of all securities of the Company, or (y) a sale of all or substantially all of the Company's assets to a

Specified Company or (z) any other transaction or series of transactions in which control (as defined for purposes of the definition of Affiliate in the Series A Agreement) of the Company is effectively transferred, directly or indirectly, to a Specified Company (each, an "Acquisition Proposal"), then prior to accepting or engaging in discussions with the person making the Acquisition Proposal or its representatives regarding such Acquisition Proposal, the Company shall provide to the Investor written notice within forty-eight (48) hours (the "Notice") of the receipt of such Acquisition Proposal of the identity of the party making the Acquisition Proposal and the proposed terms of such Acquisition Proposal. The Acquisition Proposal may be subject to customary conditions, such as the negotiation of a definitive agreement.

                         (b)   If the Board of Directors of the Company
determines in its good faith judgment that the Company should pursue negotiations with the Specified Company regarding its Acquisition Proposal, then before entering into such negotiations, the Investor shall have a period of twenty (20) business days following its receipt of the Notice ("Negotiation Period") in which to present to the Company a counter-offer (a "Counter-Offer"). During such twenty (20) business day period, the Investor, at its sole option, shall have the opportunity in such Counter Offer either to match such Acquisition Proposal or to provide its own acquisition offer for consideration by the Company's Board of Directors. In any event, during such twenty (20) business day period the Investor shall have the exclusive right, as between the Investor and any Specified Company, to engage in negotiations with the Company with respect to such Counter Offer, unless otherwise required for the Company to meets its fiduciary duties under applicable law. In the event that the Board of Directors determines in its reasonable good faith judgment that a Counter-Offer from the Investor is financially equal or superior to such Acquisition Proposal, the Company shall be entitled in its sole discretion to determine whether to pursue a definitive agreement with respect to the Counter-Offer, but the Company shall not enter into a definitive agreement with respect to the Acquisition Proposal with the Specified Company rather than the Counter-Offer so long as the Board of Directors determines in its reasonable good faith judgment that the Counter-Offer is financially equal or superior to the Acquisition Proposal. If the Investor does not deliver a Counter-Offer within the twenty (20) business day period prescribed above in this Section 2.5(b), then the Company shall be free, subject in any event to the other provisions of this Section 2.5, for a period of ninety (90) calendar days following the expiration of the Negotiation Period, to negotiate and to accept the Acquisition Proposal on the terms and conditions set forth in the Notice or on such other terms and conditions no more favorable in any material respect to the Specified Company than those specified in the Notice. Any proposed acquisition of the Company or sale of its assets pursuant to an Acquisition Proposal after the end of such 90-day period or any change in the terms of such Acquisition Proposal that is more favorable in any material respect to the Specified Company shall require a new Notice, and shall give rise anew to the rights of the Investor provided in this Section 2.5. If the terms of any Acquisition Proposal include stock or other securities ("Stock") as consideration, the Investor shall be deemed to have matched the terms of such Acquisition Proposal, and, all other terms being materially equivalent taken as a whole, thereby deemed as having proposed an offer more favorable than the Acquisition Proposal, if it agrees to substitute for such Stock component of the Acquisition Proposal either cash or Cisco Stock of the Investor having a "fair market value" equivalent to the fair market value of the Stock component of the subject

Acquisition Proposal. "Fair market value" shall mean, with respect to the Stock of any Specified Company (i) that is traded on a nationally recognized exchange, the average of the closing bid or sale price (whichever is applicable) of such Stock on the ten (10) trading days preceding the date prior to the Counter Offer; (ii) that is actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) on the ten (10) trading days preceding the date prior to the Counter Offer; and (iii) if such Stock is not publicly traded, the value assigned to such Stock by a nationally recognized investment advisor designated by the mutual agreement of the Company and the Investor. The fair market value of any other non-cash consideration shall be determined in the same manner as for such non-publicly traded stock.

                         (c)   Prior to the fifth anniversary of the closing of
the sale of the Series A Preferred Stock to the Investor, in the event that the Company consummates an Acquisition Proposal with a Specified Company, then (i) at or prior to the consummation of such transaction, the Company shall pay to the Investor, by wire transfer of immediately available funds to an account or accounts designated in writing by the Investor, an amount equal to the total consolidated revenues of the Company and its subsidiaries (including the Consulting Business) for the twelve (12) months immediately preceding the month in which such transaction is consummated, the amount of which shall be certified in writing by the Chief Executive Officer and Chief Financial Officer of the Company to the Investor (which in turn will be entitled to receive all such work papers and supporting documentation as it may reasonably request in connection therewith), and (ii) the Investor shall be entitled at any time until and including the first anniversary of the consummation of such Acquisition Proposal, at its sole discretion and election, to cause the Company to repurchase all equity securities or debt obligations of the Company then beneficially owned by the Investor and its Affiliates (or any person to whom the Investor or its Affiliates have transferred at least five percent (5%) of the Registrable Securities outstanding immediately after giving effect to the Closing under the Series A Agreement), at a redemption price equal to (A) in the case of equity securities, the Redemption Value (as defined in the Restated Certificate) or common equivalent or (B) in the case of debt securities or obligations, the total face amount of such indebtedness. Notwithstanding the foregoing, the Investor shall retain the right to convert any shares of Series A Preferred Stock it may then hold into Common Stock in lieu of any such redemption. The parties hereto agree that the relationship between the Investor and the Company is special and unique, that the actual damages to the Investor arising from the loss of this special relationship with the Company as a result of any such transaction with a Specified Company are difficult or impossible to determine, and that the amount payable under this paragraph represents a reasonable approximation of the damages to the Investor arising from such an event.

                         (d)   Unless the Company shall have complied fully with
all of the procedures and requirements of this Section 2.5, then any Acquisition Proposal from a Specified Company that the Company may accept, and any transaction it may purport to effect pursuant thereto, shall be void ab initio.

                  2.6. Termination. Sections 2.1, 2.2 and 2.4 shall terminate upon the consummation of a Qualified IPO (provided that to the extent necessary to give effect to the surviving provisions of this Section 2 and this Agreement, the terms defined therein shall survive).

             3.   Board Agreements.

                  3.1. Agreement to Vote. Each of KPMG and the Investor hereby agrees to vote all voting securities of the Company (and any securities, including Common Stock, of the Company issued with respect to, upon conversion of, or in exchange or substitution of such voting securities, and any other voting securities of the Company subsequently acquired by such person) (hereinafter collectively referred to in this Section 3 as the "Voting Securities") beneficially owned by it or shares over which it has voting control at any regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

                  3.2. Board Size. Upon the consummation of the sale of the Series A Preferred Stock to the Investor, the Board of Directors of the Company shall initially consist of eleven (11) directors. If, prior to a Qualified IPO, matters relating to the size of the Board are submitted to the stockholders, the holders of Voting Securities shall vote at a regular or special meeting of stockholders (or by written consent) such Voting Securities that they own (or as to which they have voting power) to ensure that the size of the Board shall not be increased to more than fourteen (14) directors nor decreased to less than eleven (11) directors without the approval of Holders of a majority of the outstanding shares of Series A Preferred Stock.

                  3.3. Meetings of Board of Directors. Prior to a Qualified IPO, the Company shall hold regular meetings of its Board of Directors at least quarterly. Prior to a Qualified IPO, the Company will pay all reasonable expenses incurred by each representative of a Holder who is on the Board of Directors in connection with his attendance at meetings and in connection with his performing any service or conducting any business of the Company at the request of the Company, in each case in the same manner as the Company reimburses its other non-employee directors for their expenses.

                  3.4. Election of Directors. In any election of directors of the Company prior to a Qualified IPO, KPMG and the Investor shall each vote at any regular or special meeting of stockholders (or by written consent) such amount of Voting Securities then owned by them (or as to which they then have voting power) as may be necessary to elect the following individuals to the
Board:

                         (a)   seven (7) representatives or nominees of KPMG;

                         (b)   two (2) representatives or nominees of the
Investor (it being understood and agreed that these two representatives or nominees shall constitute the two directors entitled to be elected by the holders of Series A Preferred Stock pursuant to the Certificate of Designation); and

                         (c)   two (2) directors nominated by management of the
Company.

Other than a committee formed for the sole purpose of evaluating a transaction in which the Investor would be an interested party, prior to a Qualified IPO, the Investor shall be entitled to representation on each committee of the Board. If the Investor holds less than a majority of the outstanding shares of Series A Preferred Stock, then notwithstanding paragraph (b) above, the two director positions entitled to be elected by a majority of the Series A Preferred Stock shall be determined by a majority of the shares of Series A Preferred Stock in accordance with the Certificate of Designation.

                  Following a Qualified IPO of the Company, the Company shall, and KPMG shall cause (or, if it does not then hold a controlling interest in the Company, shall use its reasonable best efforts to cause) the Company to, use its best efforts to nominate for election and use its best efforts to cause to be elected to the Board, a number of representatives of the Investor proportionately equal to the Investor's percentage ownership of Voting Securities of the Company (with respect to any then-outstanding shares of Series A Preferred Stock, calculated as if the Series A Preferred Stock owned by the Investor were converted into Common Stock pursuant to the Certificate of Designation setting forth the terms of the Series A Preferred Stock), but in any event not less than two (2) such representatives for so long as the Investor owns an amount of Registrable Securities equal to at least fifteen percent (15%) of the outstanding Voting Securities and not less than one (1) such representative for so long as the Investor owns an amount of Registrable Securities equal to at least five percent (5%) of the outstanding Voting Securities. If the Investor owns an amount of Registrable Securities equal to less than five percent (5%) of the outstanding Voting Securities, the Company may request that a representative of nominee of the Investor be a director, but the Investor shall not be entitled to designate a representative to the Board or to any committee of the Board pursuant to this Section 3.4.

                  3.5. Removal. Any director of the Company may be removed from the Board in the manner allowed by law and the Company's Amended and Restated Certificate of Incorporation and Bylaws, but, prior to a Qualified IPO, with respect to a director designated pursuant to Section 3.4, only upon the vote or written consent of the stockholder(s) entitled to designate such director.

                  3.6. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

                  3.7. Term. The provisions of this Section 3 shall terminate and be of no further force or effect upon the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company.

                  4.     Right of First Refusal and Co-Sale.

                         4.1.   Definitions. For purposes of this Section 4, the
following terms shall have the meanings set forth below:

                                (a)   "Co-Sale Pro Rata Share" of any Holder of
Series A Preferred Stock or Registrable Securities shall mean the ratio that (i) the sum of the number of shares of Common Stock then held by such person and the number of shares of Common Stock, based on the Conversion Number, deemed issuable upon conversion of the Series A Preferred Stock then held by such person bears to (ii) the sum of the total number of shares of Common Stock then held by all Holders of Series A Preferred Stock or Registrable Securities and the number of shares of Common Stock, based on the Conversion Number, deemed issuable upon conversion of all then outstanding Series A Preferred Stock held by the Holders plus the number of shares of Common Stock then held by the Common Holder or the Common Holder's Permitted Transferee proposing to sell his or her Shares.

                                (b)   "Common Holder" shall mean KPMG, as the
owner of Common Stock, warrants to purchase Common Stock, or options to purchase Common Stock.

                                (c)   "First Refusal Pro Rata Share" of any
Holder of Series A Preferred Stock of Registrable Securities shall mean the ratio that (i) the sum of the number of shares of Common Stock then held by such Holder of Series A Preferred Stock or Registrable Securities and the number of shares of Common Stock, based on the Conversion Number, deemed issuable upon conversion of the Series A Preferred Stock then held by such Holder bears to
(ii) the sum of the total number of shares of Common Stock then held by the Holders and the number of shares of Common Stock, based on the Conversion Number, deemed issuable upon conversion of all then outstanding Series A Preferred Stock held by the Holders.

                                (d)   "Permitted Transferee" shall mean the
Investor, the affiliates of KPMG, the Company, and their respective affiliates, provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement.

                                (e)   "Shares" shall mean shares of Common Stock
or securities convertible into Common Stock now owned or subsequently acquired by the Common Holder or a Permitted Transferee, as the case may be.

                                (f)   "Transfer" shall mean any sale, exchange,
assignment, transfer, conveyance, donation, pledge, mortgage, encumbrance, hypothecation, or other disposition, whether voluntary, involuntary, or by operation of law, of all or any portion of the Shares held by a Common Holder or a Common Holder's Permitted Transferee, to other than a Permitted Transferee.

                         4.2.   Right of First Refusal.

                         (a)   In the event that a Common Holder or his
Permitted Transferee proposes to Transfer any Shares (other than in connection with a Qualified IPO), such Common Holder or Permitted Transferee shall give the Company written notice (the "Company Notice") of the price, terms and conditions of the proposed Transfer and the name of the proposed transferee. The Company shall have ten (10) days from the date of receipt of the Company Notice to agree to purchase up to all of such Shares, for the price and upon the terms and conditions specified in the Company Notice, by giving written notice to such Common Holder or his Permitted Transferee stating therein the number of such Shares to be purchased. In the event the Company timely elects to acquire any of the Shares proposed to be Transferred by the Common Holder or his Permitted Transferee as specified in the Company Notice, settlement thereof shall be made in cash within five (5) days after the Company has elected to purchase such Shares.

                         (b)   In the event that the Company determines to
purchase less than all of the Shares that such Common Holder or Permitted Transferee proposes to Transfer within the ten (10) day period specified in
Section 4.2(a), such Common Holder or Permitted Transferee shall then give each Holder of record of Series A Preferred Stock or Registrable Securities written notice (the "Investors' Notice") of the price, terms, and conditions of the proposed Transfer and the name of the proposed transferee (which shall be the same price, terms, conditions, and other information as specified in the Company Notice). Each Holder shall have ten (10) days from the date of receipt of the Investors' Notice to agree to purchase all or any portion of such Holder's First Refusal Pro Rata Share of such remaining Shares, for the price and upon the terms and conditions specified in the Investors' Notice, by giving written notice to such Common Holder or Permitted Transferee stating therein the quantity of such Shares to be purchased. In the event any Holder timely elects to acquire any of the Shares proposed to be Transferred by the Common Holder or Permitted Transferee as specified in the Investors' Notice, settlement thereof shall be made in cash within five (5) days after such Holder has elected to purchase any such Shares.

                         (c)   Subject to the provisions of Section 4.3, in the
event any Holder fails to exercise its right of first refusal within said ten
(10) day period specified above (the "Notice Period"), such Common Holder or Permitted Transferee shall have sixty (60) days thereafter to Transfer the Shares not elected to be purchased by the Company and any Holder at the price and upon the terms and conditions no more favorable to the purchaser(s) of such Shares than specified in the Company Notice. In the event such Common Holder or Permitted Transferee has not Transferred the Shares within said sixty (60) day period, such Common Holder or Permitted Transferee shall not thereafter Transfer any Shares without first offering such Shares to the Company and any Holder in the manner provided in this Section 4.2.

                 4.3.    Right of Co-Sale.

                         (a)   Notwithstanding anything to the contrary set
forth in Section 4.2(c), unless the Transfer is in connection with a Qualified IPO, no Common Holder or Permitted Transferee may Transfer any of his Shares that have not been elected to be purchased by the Company or the Holders pursuant to Section 4.2 until each of the Holders shall have been given the opportunity, exercisable during the ten (10) day Notice Period, to Transfer to the proposed transferee(s), upon the same terms and conditions offered to the Common Holder or Permitted Transferee, up to the Holder's Co-Sale Pro Rata Share of the Shares proposed to be Transferred.

                         (b)   Holders (including the Investor) who fail to
notify the Common Holder or such Permitted Transferee during the ten (10) day Notice Period shall be deemed to have waived their rights under this Section
4.3. Any Transfer made pursuant to this Section 4.3 shall be consummated within sixty (60) days of the end of the Notice Period and shall be conditioned upon the agreement of the proposed transferee(s) that such proposed transferee(s) will purchase from each Holder timely electing to participate in such Transfer pursuant to this Section 4.3, the Holder's Co-Sale Pro Rata Share of the Shares proposed to be Transferred.

                         (c)   Each Holder shall effect its participation in the
Transfer by promptly delivering to the Common Holder or such Permitted Transferee for Transfer to the prospective purchaser(s) one or more certificates, properly endorsed for Transfer, that represent:

                               (i)   the number of shares of Common Stock that
the Holder elects to Transfer; or

                               (ii)   that number of shares of Series A
Preferred Stock that is at such time, based on the Conversion Number, deemed convertible into the number of shares of Common Stock that the Holder elects to Transfer; provided, however, that if the prospective purchaser objects to the delivery of Series A Preferred Stock in lieu of Common Stock, the Holder shall convert such Series A Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with the actual Transfer of such shares to the purchaser.

                         (d)   The stock certificate or certificates that a
Holder delivers to the Common Holder or Permitted Transferee pursuant to Section 4.3(c) shall be Transferred to the prospective purchaser(s) in consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Investors' Notice, and the Common Holder or such Permitted Transferee shall concurrently therewith remit to the Holder that portion of the Transfer proceeds to which the Holder is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase shares or other securities from a Holder exercising its rights of co-sale hereunder, the Common Holder or Permitted Transferee shall not Transfer to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such Transfer, the Common Holder or Permitted Transferee shall purchase such shares or other securities from such other Holder.

                  4.4.   Exceptions. The restrictions set forth in this
Section 4 shall not apply in the following cases:

                         (a)   A Common Holder and each of such Common Holder's
Permitted Transferees may Transfer any Shares to the Company, unless such repurchase is prohibited by this Agreement or the Restated Certificate.

                         (b)   A Common Holder and each of such Common Holder's
Permitted Transferees may Transfer any Shares to a partner, principal, or employee of KPMG or any of its affiliates or Transfer any Shares in a bona fide merger or acquisition of a business.

                         (c)   A Common Holder and each of such Common Holder's
Permitted Transferees may Transfer any Shares to a Permitted Transferee provided that such Permitted Transferee agrees in writing to be bound by this Agreement.

                  4.5. Changes in Stock. If, from time to time during the term of this Agreement:

                         (a)   there is a dividend of any security, stock split
or other change in the character or amount of any of the outstanding securities of the Company, or

                         (b)   there is any consolidation or merger immediately
following which stockholders of the Company hold more than fifty percent (50%) of the voting equity securities of the surviving corporation,

then, in such event, any and all new, substituted or additional securities or other property to which any Common Holder is entitled by reason of his ownership of the Shares shall be immediately subject to the provisions of this Agreement and be included in the word "Shares" for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement.

                  4.6. Termination. The provisions of this Section 4 shall terminate upon the closing of a Qualified IPO.

                  4.7. Transfer of Rights. The rights of the Holders under this Section 4 are not assignable, except (i) to a partner, member, or controlled affiliate of such Holder or (ii) to any party who acquires from such Holder at least five percent (5%) of the shares of Series A Preferred Stock (or Common Stock issued upon conversion thereof), appropriately adjusted for recapitalizations, stock splits and the like.

                  5.   Standstill.

                  For a period ("Restricted Period") commencing with the Closing under the Series A Agreement and ending on the earlier of (i) the third anniversary of the Closing under the Series A Agreement (if the closing of a Qualified IPO does not occur within the first nine (9) months after the Closing under the Series A Agreement) or the third anniversary of the closing of a Qualified IPO (if the closing of such Qualified IPO occurs within the first nine
(9) months after the Closing), or (ii) the occurrence of a "Significant Event" (as defined below), and in any event only so long as the Company is in material compliance with the Alliance Documents, as amended from time to time, and Section 4.10 of the Series A Agreement, the Investor shall not, without the prior written consent of the Company or its Board of Directors, directly or indirectly, by itself or through other persons:

                  (a) sell, exchange, assign, transfer, convey, donate, hypothecate or otherwise dispose of any voting securities of the Company or direct or indirect rights to acquire any voting securities of the Company, or offer to or agree to do any of the foregoing;

                  (b) acquire or agree, offer, seek, or propose to acquire, directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, any ownership, including beneficial ownership as defined in Rule 13d-3 under the 1934 Act, of any of the assets, businesses, or securities of, or claims against, the Company or any subsidiary thereof, or any rights or options to acquire such ownership (including from any third party);

                  (c) solicit proxies (as such terms are defined in Rule 14a-1 under the 1934 Act), whether or not such solicitation is exempt under Rule 14a-2 under the 1934 Act, with respect to any matter from holders of any shares of common or preferred stock of the Company or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of such stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(1)(2)(iv) under the 1934 Act;

                  (d) initiate, or induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the 1934 Act) to initiate, any stockholder proposal or tender or exchange offer for any securities of, or claims against, the Company or any subsidiary thereof, or any change of control of the Company or any subsidiary thereof; or

                  (e) take any action with respect to any of the matters described in this Section 5 that requires public disclosure thereof by the Company.

         During the Restricted Period, the Company shall promptly advise Investor of any bona fide proposal made to it with respect to a transaction that, if consummated, would constitute a "Significant Event" and Investor shall hold any information disclosed to it by Company pursuant to this sentence in confidence pursuant to a written confidentiality agreement reasonably acceptable to the Company. For purposes of this Agreement, (i) "Significant Event" shall mean, with respect to the Company, any of (A) the acquisition by any person or "13D Group" (as defined below) (other than KPMG, the Investor, or their respective affiliates) of beneficial ownership of "Voting Securities" (as defined below for purposes of this Section 5) of the Company representing fifteen percent (15%) or more of the then outstanding Voting Securities of the Company; (B) the announcement or commencement by any person or 13D Group (other than the Investor or its affiliates) of a tender or exchange offer to acquire Voting Securities of the Company that, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of the Company owned by such person or 13D Group, fifty percent (50%) or more of the then outstanding Voting Securities of the Company, provided, however, that the Restricted Period shall resume if any such tender or exchange offer is withdrawn or terminated or expires without extension; or (C) the entry into by the Company, or determination by the Company to seek to enter into (including entering into a confidentiality or nondisclosure agreement with another party, furnishing non-public information to another party or entering into a letter of intent, agreement in principle, or other contractual arrangement with another party relating to such a transaction), any merger, sale or other business combination transaction pursuant to which the outstanding shares of Common Stock of the Company would be converted into cash or securities of another person or 13D Group or, following the transaction, fifty percent (50%) or more of the then outstanding shares of common stock of the Company would be owned by persons other than the then-current holders of shares of common stock of Company, or that would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group; (ii) "Voting Securities" shall mean, with respect to the Company, at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors; provided, that for purposes of this definition, any securities that at such time are convertible or exchangeable into or exercisable for shares of common stock of the Company shall be deemed to have been so converted, exchanged or exercised (and, with respect to the Series A Preferred Stock, deemed to be issuable based on the Conversion Number); and
(iii) "13D Group" shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities that would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than fifteen percent (15%) of the total combined voting power of all such Voting Securities then outstanding.

              6.   Miscellaneous.

                   6.1. Successors and Assigns. Except as otherwise provided herein and subject to the restrictions set forth in Section 5, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                   6.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to its choice of law provisions.

                   6.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   6.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                   6.5. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                   6.6. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

                   6.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, KPMG, and the holders of sixty-seven percent (67%) of the Registrable Securities then outstanding, provided, however, that amendments or waivers of Sections 2.5 and 5 shall require only the consent of only the Company and the Investor, and amendments or waivers of Section 3 shall require the consent of only KPMG, the Company, and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, KPMG, and the Company.

                   6.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                   6.9. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                   6.10. Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement supercedes all prior agreements between the Company and the Common Holders with respect to the subject matters set forth herein.



                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                      KPMG CONSULTING, INC.


                                      By: /s/ Roderick C. McGeary
                                         --------------------------------------
                                         Roderick C. McGeary, President

                            Address:  500 East Middlefield Road
                                      -----------------------------------------
                                      Mountain View, CA  94043
                                      -----------------------------------------


                                      KPMG LLP


                                      By:  /s/ Robert W. Alspaugh
                                          -------------------------------------

                            Address:  345 Park Avenue
                                      -----------------------------------------
                                      New York, NY  10154
                                      -----------------------------------------


                                      CISCO SYSTEMS, INC.


                                      By:  /s/ Larry Carter
                                          -------------------------------------


                            Address:  170 Tasman Drive
                                      -----------------------------------------
                                       San Jose, CA 95134
                                      -----------------------------------------









                 [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]